UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 1, 2025

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

1-3526	The Southern Company	58-0690070
(A Delaware Corporation)
30 Ivan Allen Jr. Boulevard, N.W.
Atlanta, Georgia 30308
(404) 506-5000

1-6468	Georgia Power Company	58-0257110
(A Georgia Corporation)
241 Ralph McGill Boulevard, N.E.
Atlanta, Georgia 30308
(404) 506-6526

The names and addresses of the registrants have not changed since the last report.

This combined Form 8-K is furnished separately by two registrants: The Southern Company and Georgia Power Company. Information contained herein relating to each registrant is furnished by each registrant solely on its own behalf. Each registrant makes no representation as to information relating to the other registrant.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Registrant	Title of each class	Trading Symbol(s)	Name of each exchange on which registered
The Southern Company	Common Stock, par value $5 per share	SO	New York Stock Exchange
The Southern Company	Series 2017B 5.25% Junior Subordinated Notes due 2077	SOJC	New York Stock Exchange
The Southern Company	Series 2020A 4.95% Junior Subordinated Notes due 2080	SOJD	New York Stock Exchange
The Southern Company	Series 2020C 4.20% Junior Subordinated Notes due 2060	SOJE	New York Stock Exchange
The Southern Company	Series 2021B 1.875% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2081	SO 81	New York Stock Exchange
The Southern Company	Series 2025A 6.50% Junior Subordinated Notes due 2085	SOJF	New York Stock Exchange
Georgia Power Company	Series 2017A 5.00% Junior Subordinated Notes due 2077	GPJA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). (Response applicable to each registrant)
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01        Other Events.
On July 1, 2025, the Georgia Public Service Commission (“PSC”) voted to approve the settlement agreement, among Georgia Power Company (“Georgia Power”) and the Georgia PSC Public Interest Advocacy Staff, which was filed with the Georgia PSC on May 19, 2025 and subsequently signed by Georgia Association of Manufacturers and Utility Management Services (the “Settlement Agreement”). The Settlement Agreement extends the existing alternate rate plan previously approved by the Georgia PSC, which set retail base rates for the years 2023 through 2025 (the “2022 ARP”), for an additional three-year term through December 31, 2028 (the “ARP Extension”).
Under the ARP Extension, base rates will not be adjusted in 2026, 2027 or 2028 (the “ARP Extension Period”) except for reasonable and prudent storm damage costs incurred through December 31, 2025, which will be determined in a separate regulatory proceeding. Further, under the ARP Extension, Georgia Power’s retail return on common equity (“ROE”) set point will continue at 10.50% and its equity ratio will continue at 56%. Additionally, the retail ROE range approved by the Georgia PSC in the 2022 ARP, of 9.50% to 11.90%, will continue. The ARP Extension includes, among other things, the following modifications to the 2022 ARP:
1. Storm damage costs will be included in a separate regulatory proceeding to be filed no sooner than February 1, 2026 and no later than July 1, 2026 to recover the actual reasonable and prudent storm costs incurred through December 31, 2025. Subject to Georgia PSC approval, new rates will be effective approximately 90 days after the filing is made. The Georgia PSC will determine the period over which any such storm damage costs will be recovered.
2. Amortization of regulatory assets and liabilities in the 2022 ARP, which were subsequently included in current rates through annual compliance filings, will continue through the ARP Extension Period. This includes those regulatory asset and liability balances that were projected to be fully amortized through 2025 or during the ARP Extension Period.

3. The amounts previously deferred during the 2022 ARP for Investment Tax Credits (“ITCs”) and Production Tax Credits (“PTCs”) will be amortized through the ARP Extension Period. The acceleration of amortization during the ARP Extension Period is subject to the Internal Revenue Code normalization rules and other guidance (if any) expected to be released by the Internal Revenue Service. Certain amounts of ITCs generated during the ARP Extension Period will be amortized to amortization expense over five years, and additional ITC amounts will be deferred to a regulatory liability during the ARP Extension Period. Sixty percent (60%) of PTC benefits generated (excluding PTCs generated under Internal Revenue Code §45J) during the ARP Extension Period will be credited to income tax expense as generated. The remaining forty percent (40%) will be deferred to a regulatory liability.
4. The period for depreciation and amortization related to certain generating plants and net book values of retired generating plants will be 13 years effective January 1, 2026.
Using the retail ROE range approved by the Georgia PSC in the 2022 ARP, earnings above the upper limit of 11.90% retail ROE will continue to be subject to sharing whereby 40% of earnings above the band would be applied to regulatory assets, 40% would be directly refunded to customers and the remaining 20% would be retained by Georgia Power. There will be no recovery of any earnings shortfall below 9.50% retail ROE on an actual basis. However, if at any time during the term of the ARP Extension Period, Georgia Power projects that its retail earnings will be less than the lower end of the approved retail ROE range for any calendar year of the ARP Extension Period, it may petition the Georgia PSC for implementation of the Interim Cost Recovery (“ICR”) tariff to adjust Georgia Power’s retail rates to achieve a retail ROE equal to the lower end of the approved retail ROE range. Any ICR tariff would expire at the earlier of January 1, 2029 or the end of the calendar year in which the ICR tariff becomes effective. In lieu of requesting implementation of an ICR tariff, or if the Georgia PSC chooses not to implement the ICR tariff, Georgia Power may file a full base rate case.
Except as provided above, Georgia Power will not file for a base rate increase while the ARP Extension is in effect. Georgia Power is required to file a base rate case by July 1, 2028.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2025	THE SOUTHERN COMPANY GEORGIA POWER COMPANY
	By	/s/Melissa K. Caen
Melissa K. Caen Assistant Secretary

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